Exhibit 99.1

ChampionX Reports Third Quarter 2024 Results

•Revenue of $906.5 million
•Net income attributable to ChampionX of $72.0 million
•Adjusted net income of $85.9 million
•Adjusted EBITDA of $197.5 million
•Income before income taxes margin of 11.2%
•Adjusted EBITDA margin of 21.8%
•Cash from operating activities of $141.3 million and free cash flow of $108.1 million

THE WOODLANDS, TX, October 23, 2024 - ChampionX Corporation (NASDAQ: CHX) (“ChampionX” or the “Company”) today announced third quarter of 2024 results. Revenue was $906.5 million, net income attributable to ChampionX was $72.0 million, and adjusted EBITDA was $197.5 million. Income before income taxes margin was 11.2% and adjusted EBITDA margin was 21.8%. Cash from operating activities was $141.3 million and free cash flow was $108.1 million.

CEO Commentary

“The third quarter demonstrated the resiliency of our ChampionX portfolio as we delivered strong adjusted EBITDA and adjusted EBITDA margin, and generated robust free cash flow. These results were the direct result of our employees around the world remaining laser-focused on serving our customers well, and I am grateful to them for their dedication to our corporate purpose of improving lives,” ChampionX’s President and Chief Executive Officer Sivasankaran “Soma” Somasundaram said.

“During the third quarter of 2024, we generated revenue of $907 million, which decreased 4% year-over-year, as growth in North America, Middle East & Africa, Europe, and Asia Pacific was offset by Latin America, which was impacted by lower sales in Mexico. Revenue from all areas other than Mexico increased 6% year-over-year. Our revenue increased 1% sequentially, with both North America and international revenues increasing slightly versus the second quarter. North America revenues were up 2% sequentially, driven primarily by higher sales volumes in our artificial lift business. International revenues were up 1% sequentially, driven, in part, by the contribution of RMSpumptools, which was acquired during the quarter. We generated net income attributable to ChampionX of $72 million, income before income taxes margin of 11.2%, and we delivered adjusted EBITDA of $198 million, representing a 21.8% adjusted EBITDA margin, our highest level as ChampionX, which speaks to the productivity and profitability focus of our team.

“Cash flow from operating activities was $141 million during the third quarter, which represented 196% of net income attributable to ChampionX, and we generated strong free cash flow of $108 million, which represented 55% of our adjusted EBITDA for the period. We remain confident in achieving at least 50% adjusted EBITDA to free cash flow conversion for 2024. Our balance sheet and financial position remain strong, ending the third quarter with approximately $1.1 billion of liquidity, including $389 million of cash and $671 million of available capacity on our revolving credit facility.”

Agreement to be Acquired by SLB

On April 2, 2024, SLB (NYSE: SLB) and ChampionX jointly announced a definitive Agreement and Plan of Merger (the “Merger Agreement”) for SLB to purchase ChampionX in an all-stock transaction. The transaction was unanimously approved by the ChampionX board of directors and the transaction received the approval of the ChampionX stockholders at a special meeting held on June 18, 2024. The transaction is subject to regulatory approvals and other customary closing conditions. It is currently anticipated that the closing of the transaction will occur in the first quarter of 2025.

ChampionX may continue to pay its regular quarterly cash dividends with customary record and payment dates, subject to certain limitations under the Merger Agreement. Given the pending acquisition of ChampionX by SLB, ChampionX has discontinued providing quarterly guidance and will not host a conference call or webcast to discuss its third quarter 2024 results.

Production Chemical Technologies

Production Chemical Technologies revenue in the third quarter of 2024 was $559.5 million, a decrease of $10.0 million, or 2%, sequentially, due primarily to lower international sales volumes.

Segment operating profit was $87.3 million and adjusted segment EBITDA was $120.6 million. Segment operating profit margin was 15.6%, an increase of 60 basis points, sequentially, and adjusted segment EBITDA margin was 21.6%, an increase of 94 basis points, sequentially. The sequential increase in segment operating profit margin and adjusted segment EBITDA margin was driven by strong cost management, productivity improvements, and favorable product mix.

Production & Automation Technologies

Production & Automation Technologies revenue in the third quarter of 2024 was $275.7 million, an increase of $31.2 million, or 13%, sequentially, due primarily to higher artificial lift systems demand in North America, and the acquisition of RMSpumptools, which was completed during the quarter. Revenue from digital products was $57.9 million in the third quarter of 2024, an increase of 7% sequentially, driven by increased customer activity in North America.

Segment operating profit was $34.1 million and adjusted segment EBITDA was $69.6 million. Segment operating profit margin was 12.4%, an increase of 330 basis points, sequentially, and adjusted segment EBITDA margin was 25.2%, an increase of 118 basis points, sequentially. The increase in segment operating profit margin and adjusted segment EBITDA margin was driven by higher sales volumes, productivity improvements, and favorable product mix.

Drilling Technologies

Drilling Technologies revenue in the third quarter of 2024 was $51.8 million, a decrease of $1.1 million, or 2%, sequentially, driven by lower sales volumes in the bearings product line associated with customers managing inventory levels.

Segment operating profit was $11.5 million and adjusted segment EBITDA was $12.9 million. Segment operating profit margin was 22.2%, compared to 22.4% in the prior quarter, and adjusted segment EBITDA margin was 24.8%, a decrease of 2 basis points, sequentially, due primarily to lower volumes.

Reservoir Chemical Technologies

Reservoir Chemical Technologies revenue in the third quarter 2024 was $20.5 million, a decrease of $6.6 million, or 24%, sequentially, driven by lower sales volumes in the U.S. and internationally.

Segment operating profit was $1.7 million and adjusted segment EBITDA was $3.3 million. Segment operating profit margin was 8.2%, a decrease of 793 basis points, sequentially, and adjusted segment EBITDA margin was 16.0%, a decrease of 592 basis points, sequentially. The decrease in segment operating profit margin and adjusted segment EBITDA margin was driven by lower volumes.

Other Business Highlights
•ChampionX won the Gulf Energy Information Excellence Award for best coating / corrosion advancement technology for its AnX coiled rod product line. The company was a finalist in four additional categories: SMARTEN™ XE ESP control system in the best controls, instrumentation, automation technology category; Pump Checker™ gas lift analysis module in the best digital transformation – upstream category; Chemical Technologies Decarbonization Program in the best HSE contribution category; and the ChampionX Diversity, Equality, and Inclusion programs in the DE&I in energy category.

Other Business Highlights: Production Chemical Technologies and Reservoir Chemical Technologies
•In the Asia Pacific region, ChampionX secured a significant new contract to provide both engineering services and the initial chemical supply for a new Floating Production Storage and Offloading (FPSO) unit, set to be deployed at a large gas condensate field in Australasia. Operations are scheduled to begin in the first half of 2025 and contribute significantly to regional Liquified Natural Gas (LNG) production capacity. This strategic win further strengthens our presence in the region and reinforces our commitment to delivering innovative, high-quality solutions to our upstream customers.
•ChampionX was awarded a large first-fill contract to supply multiple production chemicals for corrosion inhibitors, scale inhibitors, and biocides for a major onshore oil and gas incremental project in Saudi Arabia.
•ChampionX has secured a first-fill contract to supply production chemicals for a significant gas development program in Qatar.

•ChampionX secured a multi-million-dollar order for a novel application of UltraFab in Carbon Capture, Utilization, and Storage (CCUS) for delivery in 2025.
•ChampionX recently completed the pre-commission cleaning, chemical treatment, and readiness work for the 303-mile natural gas Mountain Valley Pipeline connecting Marcellus and Utica shale production to markets in the Mid- and South-Atlantic regions.
•In the Canadian oil sands, ChampionX completed a steam additive first-fill program for a major technology development trial, leading to additional market interest.
•ChampionX was awarded a three-year contract extension from a major producer in the San Juan Basin in California, recognizing our service, people, and commitment to helping the producer achieve their strategic goals as reasons for the extension.
•As part of an initiative to expand our technology into adjacent markets, ChampionX Reservoir Chemical Technologies was awarded business with a premier supplier of local sand used for hydraulic fracturing in the Permian Basin. Our solution affords the supplier a significant savings on sand drying costs and is designed to increase operational throughput.

Other Business Highlights: Production & Automation Technologies
•In the third quarter, ChampionX completed the acquisition of RMSpumptools, a provider of advanced mechanical and electrical solutions for complex ESP systems. The acquisition expands ChampionX’s international footprint while providing greater opportunities for RMSpumptools in North America. Soon after the acquisition close, our Permian ESP team collaborated with RMSpumptools to deliver a sand control solution to a major oil company operating in the Permian basin.
•ChampionX Artificial Lift expanded its Latin America footprint into Ecuador with a contract award for two 400HP multiplex surface pump systems for jet lift applications. This accomplishment is the result of a strengthening partnership with a Latin America independent operator that is expanding its operations from Colombia to Ecuador. Unlike typical systems, the surface pump and oil vessel required for jet lifted wells will be built on one skid with all the necessary piping, which reduces assembly time at the wellsite.
•Building on the combined strengths of our XSPOC artificial lift software and the acquisition of Artificial Lift Performance Limited Pump Checker software, ChampionX introduced ALLY™ production optimization digital solutions, debuting a modern interface with user-friendly dashboards and intuitive workflows, paired with powerful performance—ingesting, processing, and displaying more data than ever before. It is a one-stop-shop for production teams to manage and optimize their producing assets, regardless of lift type or equipment provider. Building on the launch of this new digital solution, in the third quarter ChampionX secured seven new clients for our production optimization software solution.
•ChampionX launched the PCS Ferguson new generation SMARTEN™ Unify control system, which is engineered to deliver sophisticated digital automation and optimization capabilities at a cost of ownership that fits within the narrow economic profile of plunger lifted wells. SMARTEN Unify provides enhanced visibility to what is happening “live” at any second in a plunger lift system, eliminating the need for operating based on calculated guesses.

Other Business Highlights: Drilling Technologies
•Drilling Technologies’ diamond bearings products continue to see positive test results in additional downhole drilling and completion tools applications.
•Drilling Technologies’ diamond inserts business had significant new products launches with four major customers.

###

About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income attributable to ChampionX and adjusted diluted earnings per share attributable to ChampionX, provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, free cash flow, free cash flow to adjusted EBITDA ratio, and free cash flow to revenue ratio are used by management to measure our ability to generate positive cash flow for debt reduction and to support our strategic objectives. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating ChampionX’s overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

About ChampionX

ChampionX is a global leader in chemistry solutions, artificial lift systems, and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely, efficiently, and sustainably around the world. ChampionX’s expertise, innovative products, and digital technologies provide enhanced oil and gas production, transportation, and real-time emissions monitoring throughout the lifecycle of a well. To learn more about ChampionX, visit our website at www.ChampionX.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements relating to the proposed transaction between SLB and ChampionX, including statements regarding the benefits of the transaction and the anticipated timing of the transaction, and information regarding the businesses of SLB and ChampionX, including expectations regarding outlook and all underlying assumptions, SLB’s and ChampionX’s objectives, plans and strategies, information relating to operating trends in markets where SLB and ChampionX operate, statements that contain projections of results of operations or of financial condition and all other statements other than statements of historical fact that address activities, events or developments that SLB or ChampionX intends, expects, projects, believes or anticipates will or may occur in the future. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this communication, other than statements of historical fact, are forward-looking statements that may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” “intends,” “plans,” “seeks,” “targets,” “may,” “can,” “believe,” “predict,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “ambition,” “goal,” “scheduled,” “think,” “could,” “would,” “will,” “see,” “likely,” and other similar expressions or variations, but not all forward-looking statements include such words. These forward-looking statements involve known and unknown risks and uncertainties, and which may cause SLB’s or ChampionX’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to those factors and risks described in Part I, “Item 1. Business”, “Item 1A. Risk Factors”, and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in SLB’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission (the “SEC”) on January 24, 2024 and Part 1, Item 1A, “Risk Factors” in ChampionX’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 6, 2024, and each of their respective, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These include, but are not limited to, and in each case as a possible result of the proposed transaction on each of SLB and ChampionX: the ultimate outcome of the proposed transaction between SLB and ChampionX, including the effect of the announcement of the proposed transaction; the ability to operate the SLB and ChampionX respective businesses, including business disruptions; difficulties in retaining and hiring key personnel and employees; the ability to maintain favorable business relationships with customers, suppliers and other business partners; the terms and timing of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; the anticipated or actual tax treatment of the proposed transaction; the ability to satisfy closing conditions to the completion of the proposed transaction (including the adoption of the merger agreement in respect of the proposed transaction by ChampionX stockholders); other risks related to the completion of the proposed transaction and actions related thereto; the ability of SLB and ChampionX to integrate the business successfully and to achieve anticipated synergies and value creation from the proposed transaction; changes in demand for SLB’s or ChampionX’s products and services; global market, political and economic conditions, including in the countries in which SLB and ChampionX operate; the ability to secure government regulatory approvals on the terms expected, at all or in a timely manner; the extent of growth of the oilfield services market generally, including for chemical solutions in production and midstream operations; the global macro-economic environment, including headwinds caused by inflation, rising interest rates, unfavorable currency exchange rates, and potential recessionary or depressionary conditions; the impact of shifts in prices or margins of the products that SLB or ChampionX sells or services that SLB or ChampionX provides, including due to a shift towards lower margin products or services; cyber-attacks, information security and data privacy; the impact of public health crises, such as pandemics (including COVID-19) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; trends in crude oil and natural gas prices, including trends in chemical solutions across the oil and natural gas industries, that may affect the drilling and production activity, profitability and financial stability of SLB’s and ChampionX’s customers and therefore the demand for, and profitability of, their products and services; litigation and regulatory proceedings, including any proceedings that may be instituted against SLB or ChampionX related to the proposed transaction; failure to effectively and timely address energy transitions that could adversely affect the businesses of SLB or ChampionX, results of operations, and cash flows of SLB or ChampionX; and disruptions of SLB’s or ChampionX’s information technology systems.

These risks, as well as other risks related to the proposed transaction, are included in the Form S-4 and proxy statement/prospectus that was filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to SLB’s and ChampionX’s respective periodic reports and other filings with the SEC, including the risk factors identified in SLB’s and ChampionX’s Annual Reports on Form 10-K, respectively, and SLB’s and ChampionX’s subsequent Quarterly Reports on Form 10-Q. The forward-looking statements included in this communication are made only as of the date hereof. Neither SLB nor ChampionX undertakes any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investor Contact: Byron Pope
byron.pope@championx.com
281-602-0094

Media Contact: John Breed
john.breed@championx.com
281-403-5751

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except per share amounts)	2024	2024	2023	2024	2023
Revenue	$906,533	$893,272	$939,783	$2,721,946	$2,814,730
Cost of goods and services	608,764	613,426	647,923	1,845,127	1,957,309
Gross profit	297,769	279,846	291,860	876,819	857,421
Costs and expenses:
Selling, general and administrative expense	180,501	182,995	162,317	535,910	485,617
(Gain) loss on sale-leaseback transaction and disposal group	57	—	—	(29,826)	12,965
Interest expense, net	14,137	15,421	13,744	43,493	40,754
Foreign currency transaction (gains) losses, net	3,505	(2,767)	7,992	793	21,683
Other expense (income), net	(2,176)	938	(1,994)	1,689	(13,494)
Income before income taxes	101,745	83,259	109,801	324,760	309,896
Provision for income taxes	28,078	27,868	29,009	82,542	69,334
Net income	73,667	55,391	80,792	242,218	240,562
Net income attributable to noncontrolling interest	1,659	2,822	3,081	4,718	3,522
Net income attributable to ChampionX	$72,008	$52,569	$77,711	$237,500	$237,040

Earnings per share attributable to ChampionX:
Basic	$0.38	$0.28	$0.40	$1.25	$1.20
Diluted	$0.37	$0.27	$0.39	$1.23	$1.18

Weighted-average shares outstanding:
Basic	190,496	190,426	195,881	190,575	197,058
Diluted	193,362	193,257	199,592	193,655	201,025

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	September 30, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$389,109	$288,557
Receivables, net	434,107	534,534
Inventories, net	546,817	521,549
Prepaid expenses and other current assets	68,218	80,777
Total current assets	1,438,251	1,425,417

Property, plant and equipment, net	760,775	773,552
Goodwill	729,783	669,064
Intangible assets, net	270,361	243,553
Other non-current assets	178,490	130,116
Total assets	$3,377,660	$3,241,702

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$6,203	$6,203
Accounts payable	455,485	451,680
Other current liabilities	278,498	324,866
Total current liabilities	740,186	782,749

Long-term debt	592,161	594,283
Other long-term liabilities	246,296	203,639
Stockholders’ equity:
ChampionX stockholders’ equity	1,814,310	1,676,622
Noncontrolling interest	(15,293)	(15,591)
Total liabilities and equity	$3,377,660	$3,241,702

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2024	2023
Cash flows from operating activities:
Net income	$242,218	$240,562
Depreciation and amortization	183,291	177,226
(Gain) loss on sale-leaseback transaction and disposal group	(29,826)	12,965
Loss on Argentina Blue Chip Swap transaction	7,086	—
Deferred income taxes	(16,810)	(15,380)
Loss (gain) on disposal of fixed assets	868	(1,480)
Receivables	115,269	85,181
Inventories	(40,118)	(50,011)
Accounts payable	(30,577)	(7,018)
Other assets	6,665	17,470
Leased assets	(24,193)	(38,597)
Other operating items, net	(31,442)	(49,600)
Net cash flows provided by operating activities	382,431	371,318

Cash flows from investing activities:
Capital expenditures	(101,403)	(110,965)
Proceeds from sale of fixed assets	9,323	12,328
Proceeds from sale-leaseback transaction	44,292	—
Purchase of investments	(31,526)	—
Sale of investments	24,358	—
Acquisitions, net of cash acquired	(123,269)	—
Net cash used for investing activities	(178,225)	(98,637)

Cash flows from financing activities:
Proceeds from long-term debt	—	15,500
Repayment of long-term debt	(4,652)	(43,625)
Repurchases of common stock	(49,399)	(159,730)
Dividends paid	(52,430)	(48,309)
Other	3,854	(384)
Net cash used for financing activities	(102,627)	(236,548)

Effect of exchange rate changes on cash and cash equivalents	(1,027)	(1,314)

Net increase in cash and cash equivalents	100,552	34,819
Cash and cash equivalents at beginning of period	288,557	250,187
Cash and cash equivalents at end of period	$389,109	$285,006

CHAMPIONX CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended
	September 30,	June 30,	September 30,
(in thousands)	2024	2024	2023
Segment revenue:
Production Chemical Technologies	$559,539	$569,577	$604,254
Production & Automation Technologies	275,700	244,487	256,148
Drilling Technologies	51,792	52,888	54,869
Reservoir Chemical Technologies	20,531	27,123	25,093
Corporate and other	(1,029)	(803)	(581)
Total revenue	$906,533	$893,272	$939,783

Income before income taxes:
Segment operating profit (loss):
Production Chemical Technologies	$87,260	$85,388	$94,560
Production & Automation Technologies	34,136	22,207	28,299
Drilling Technologies	11,501	11,863	12,255
Reservoir Chemical Technologies	1,675	4,363	2,461
Total segment operating profit	134,572	123,821	137,575
Corporate and other	18,690	25,141	14,030
Interest expense, net	14,137	15,421	13,744
Income before income taxes	$101,745	$83,259	$109,801

Operating profit margin / income before income taxes margin:
Production Chemical Technologies	15.6%	15.0%	15.6%
Production & Automation Technologies	12.4%	9.1%	11.0%
Drilling Technologies	22.2%	22.4%	22.3%
Reservoir Chemical Technologies	8.2%	16.1%	9.8%
ChampionX Consolidated	11.2%	9.3%	11.7%

Adjusted EBITDA
Production Chemical Technologies	$120,622	$117,421	$133,101
Production & Automation Technologies	69,604	58,848	59,288
Drilling Technologies	12,867	13,149	13,786
Reservoir Chemical Technologies	3,292	5,954	4,198
Corporate and other	(8,873)	(12,139)	(12,837)
Adjusted EBITDA	$197,512	$183,233	$197,536

Adjusted EBITDA margin
Production Chemical Technologies	21.6%	20.6%	22.0%
Production & Automation Technologies	25.2%	24.1%	23.1%
Drilling Technologies	24.8%	24.9%	25.1%
Reservoir Chemical Technologies	16.0%	22.0%	16.7%
ChampionX Consolidated	21.8%	20.5%	21.0%

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended
	September 30,	June 30,	September 30,
(in thousands)	2024	2024	2023
Net income attributable to ChampionX	$72,008	$52,569	$77,711
Pre-tax adjustments:
(Gain) loss on sale leaseback transaction and disposal group (1)	57	—	—
Russia sanctions compliance and impacts (2)	109	32	95
Restructuring and other related charges	5,317	7,927	1,228
Merger transaction costs (3)	8,312	15,059	—
Acquisition costs and related adjustments (4)	753	574	—
Intellectual property defense	69	531	220
Merger-related indemnification responsibility	—	—	722
Tulsa, Oklahoma storm damage	—	—	1,895
Foreign currency transaction (gains) losses, net	3,505	(2,767)	7,992
Loss on Argentina Blue Chip Swap transaction	—	2,994	—
Tax impact of adjustments	(4,259)	(5,722)	(2,702)
Adjusted net income attributable to ChampionX	85,871	71,197	87,161
Tax impact of adjustments	4,259	5,722	2,702
Net income attributable to noncontrolling interest	1,659	2,822	3,081
Depreciation and amortization	63,508	60,203	61,839
Provision for income taxes	28,078	27,868	29,009
Interest expense, net	14,137	15,421	13,744
Adjusted EBITDA	$197,512	$183,233	$197,536
_______________________
(1)    Amount represents the gain on the sale and leaseback of certain buildings and land.
(2) Includes charges incurred related to legal and professional fees to comply with, as well as additional foreign currency exchange losses associated with, the sanctions imposed in Russia.
(3) Includes costs incurred in relation to the Merger Agreement with Schlumberger Limited, including third party legal and professional fees.
(4) Includes costs incurred for the acquisition of businesses.

	Three Months Ended
	September 30,	June 30,	September 30,
(in thousands)	2024	2024	2023
Diluted earnings per share attributable to ChampionX	$0.37	$0.27	$0.39
Per share adjustments:
(Gain) loss on sale leaseback transaction and disposal group	—	—	—
Russia sanctions compliance and impacts	—	—	—
Restructuring and other related charges	0.03	0.04	0.01
Merger transaction costs	0.04	0.08	—
Acquisition costs and related adjustments	—	—	—
Intellectual property defense	—	—	—
Merger-related indemnification responsibility	—	—	0.01
Tulsa, Oklahoma storm damage	—	—	0.01
Foreign currency transaction (gains) losses, net	0.02	(0.01)	0.04
Loss on Argentina Blue Chip Swap transaction	—	0.02	—
Tax impact of adjustments	(0.02)	(0.03)	(0.02)
Adjusted diluted earnings per share attributable to ChampionX	$0.44	$0.37	$0.44

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES BY SEGMENT
(UNAUDITED)

	Three Months Ended
	September 30,	June 30,	September 30,
(in thousands)	2024	2024	2023
Production Chemical Technologies
Segment operating profit	$87,260	$85,388	$94,560
Non-GAAP adjustments	7,073	5,851	9,079
Depreciation and amortization	26,289	26,182	29,462
Segment adjusted EBITDA	$120,622	$117,421	$133,101

Production & Automation Technologies
Segment operating profit	$34,136	$22,207	$28,299
Non-GAAP adjustments	1,656	6,000	2,089
Depreciation and amortization	33,812	30,641	28,900
Segment adjusted EBITDA	$69,604	$58,848	$59,288

Drilling Technologies
Segment operating profit	$11,501	$11,863	$12,255
Non-GAAP adjustments	54	—	(8)
Depreciation and amortization	1,312	1,286	1,539
Segment adjusted EBITDA	$12,867	$13,149	$13,786

Reservoir Chemical Technologies
Segment operating profit	$1,675	$4,363	$2,461
Non-GAAP adjustments	3	11	72
Depreciation and amortization	1,614	1,580	1,665
Segment adjusted EBITDA	$3,292	$5,954	$4,198

Corporate and other
Segment operating profit	$(32,827)	$(40,562)	$(27,774)
Non-GAAP adjustments	9,336	12,488	920
Depreciation and amortization	481	514	273
Interest expense, net	14,137	15,421	13,744
Segment adjusted EBITDA	$(8,873)	$(12,139)	$(12,837)

Free Cash Flow

	Three Months Ended
	September 30,	June 30,	September 30,
(in thousands)	2024	2024	2023
Free Cash Flow
Cash flows from operating activities	$141,298	$67,625	$163,030
Less: Capital expenditures, net of proceeds from sale of fixed assets	(33,248)	(29,310)	(48,469)
Free cash flow	$108,050	$38,315	$114,561

Cash From Operating Activities to Revenue Ratio
Cash flows from operating activities	$141,298	$67,625	$163,030
Revenue	$906,533	$893,272	$939,783

Cash from operating activities to revenue ratio	16%	8%	17%

Free Cash Flow to Revenue Ratio
Free cash flow	$108,050	$38,315	$114,561
Revenue	$906,533	$893,272	$939,783

Free cash flow to revenue ratio	12%	4%	12%

Free Cash Flow to Adjusted EBITDA Ratio
Free cash flow	$108,050	$38,315	$114,561
Adjusted EBITDA	$197,512	$183,233	$197,536

Free cash flow to adjusted EBITDA ratio	55%	21%	58%